                               EXHIBIT 11

          AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
       For the three and six months ended June 30, 1996 and 1995
                (In thousands, except per share amounts)

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
                                                                        Three Months Ended        Six Months Ended
                                                                             June 30                    June 30
                                                                        ------------------        -----------------
                                                                        1996         1995         1996         1995
                                                                        ----         ----         ----         ----
Average shares outstanding  . . . . . . . . . . . . . . . . . . .      20,801       20,719       20,792       20,704
Net additional common equivalent shares . . . . . . . . . . . . .         202          507          202          423
                                                                      -------      -------      -------      -------

Average number of common and common equivalent
  shares outstanding  . . . . . . . . . . . . . . . . . . . . . .      21,003       21,226       20,994       21,127
                                                                      =======      =======      =======      =======

Net income for per share computation  . . . . . . . . . . . . . .     $ 4,376      $ 2,382      $ 9,085      $ 6,195
                                                                      =======      =======      =======      =======

Net income per average common and common
   equivalent share outstanding (1) . . . . . . . . . . . . . . .     $  0.21      $  0.11      $  0.43      $  0.29
                                                                      =======      =======      =======      =======


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(1)   This calculation is submitted pursuant to Regulation S-K item 601(b)(11)
      although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it will result in dilution of less than 3 percent.